                                 EXHIBIT 10.11A

                           LOAN MODIFICATION AGREEMENT

     This Loan Modification Agreement is entered into as of November 26, 1997, by and between Laserscope ("Borrower") whose address is 3052 Orchard Drive, San Jose, CA 95134 and Silicon Valley Bank ("Bank") whose address is 3003 Tasman Drive, Santa Clara, CA 95054.

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, an Amended and Restated Loan and Security Agreement, dated November 27, 1996, as may be amended from time to time, (the "Loan Agreement"). The Loan Agreement provided for, among other things, a Committed Line in the original principal amount of Five Million Dollars ($5,000,000.00),(the "Revolving Facility"). Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the "Indebtedness."

2. DESCRIPTION OF COLLATERAL AND GUARANTIES. Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents". Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents".

3. DESCRIPTION OF CHANGE IN TERMS.

   A. Modification(s) to Loan Agreement.

      1. The following Definition as set forth in Section 1.1 is hereby amended as follows:

          "Maturity Date" means November 25, 1998.

      2. Subsection (a) of Section 2.1 entitled "Advances" is hereby amended to read, in its entirety as follows:

          (a) Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Advances to Borrower in an aggregate outstanding amount not to exceed (i) the Committed Line, minus the Credit Card Sublimit or the Borrowing Base, whichever is less, minus (ii) the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and minus (iii) the Foreign Exchange Reserve. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed at any time during the term of this Agreement. For purposes of this Agreement, "Borrowing Base" means an amount equal to (i) Seventy Five Percent (75%) of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.




      3. Subsection (a) of Section 2.3 entitled "Interest Rates" is hereby amended to read, in its entirety, as follows:

(a) Interest Rate. Except as set forth in Section 2.3(b), any Advances shall bear interest, on the Average Daily Balance thereof, at a per annum rate equal to three-quarters of one (.75) percentage point above the Prime Rate, effective as of the date hereof.

      4. Subsection (b) of Section 2.5 entitled "Letters of Credit" is hereby amended as follows:

          An issuance fee for each Letter of Credit of One and one half (1.50) percent of the amount of each Letter of Credit shall be due upon the issuance of such Letter of Credit.

      5. Section 6.8 entitled "Quick Ratio" is hereby amended to read, in its entirety, as follows:

          Borrower shall maintain, as of the last day of each of Borrower's fiscal quarters, a ratio of Quick Assets to Current Liabilities of at least .80 to 1.00.

      6. Section 6.9 entitled "Debt-Net Worth Ratio" is hereby amended to read, in its entirety, as follows:

          Borrower shall maintain, as of the last day of each of Borrower's fiscal quarters, a ratio of Total Liabilities less Subordinated Debt to Tangible Net Worth plus Subordinated Debt of not more than 1.00 to 1.00.

      7. Section 6.10 entitled "Tangible Net Worth" is hereby amended to read, in its entirety, as follows:

          Borrower shall maintain, as of the last day of each of Borrower's fiscal quarters, a minimum Tangible Net Worth of $24,000,000 plus 75% of net profits (excluding losses) for the prior quarter, on a consolidated basis, plus 100% of new equity or Subordinated Debt received after the date hereof.

      8. Section 6.11 entitled "Profitability" is hereby amended to read, in its entirety, as follows:

          Borrower shall have a net profit of One Dollar ($1.00) in each fiscal quarter.

      9. The following Section entitled "Credit Card Sublimit" is hereby incorporated as 2.1.4 into the Loan Agreement:

      Borrower may utilize up to an aggregate amount not to exceed $100,000.00 for cash management services provided by Bank, which services will include business credit cards for the executives of Borrower as described in certain cash management service agreements provided to Borrower from time to time in connection herewith (a "Credit Card Service", or the "Credit Card Services"). All amounts actually paid by Bank in respect of a Credit Card Service or Credit Card Services, when paid, constitute an Advance under the Committed Line.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. PAYMENT OF LOAN FEE. Borrower shall pay to Bank a fee in the amount of Twenty Thousand Dollars ($20,000.00) (the "Loan Fee") plus all out-of-pocket expenses.

6. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Indebtedness.

7. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

8. CONDITIONS. The effectiveness of this Loan Modification Agreement is conditioned upon Borrower's payment of the Loan Fee.

   This Loan Modification Agreement is executed as of the date first written above.

BORROWER:                                   BANK:

LASERSCOPE                                  SILICON VALLEY BANK

By:  /s/Dennis LaLumandiere                 By: /s/Gary Reagan
   -------------------------                   ---------------------------------
Name: Dennis LaLumandiere                   Name: Gary Reagan
      ---------------------------------          -------------------------------
Title:Vice President of Finance and         Title:Vice President - Life Sciences
      ---------------------------------           ------------------------------
      Chief Financial Officer                     and Health Care Practice
      ---------------------------------           ------------------------------